Filed pursuant to Rule 424(b)(5)
Registration No. 333-218400

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 5, 2017)

Benitec Biopharma Limited

772,201 American Depositary Shares

Representing 15,444,020 Ordinary Shares

This prospectus supplement relates to the offer and sale of 772,201 American Depositary Shares, or ADSs. Each ADS represents 20 ordinary shares in Benitec Biopharma Limited.

The ADSs are listed on the NASDAQ Capital Market under the symbol “BNTC”. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “BLT”. On April 30, 2018, the last sale price of ADSs on the NASDAQ Capital Market was US$2.62 per ADS, and the last reported price of our ordinary shares on the Australian Securities Exchange was A$0.19 per share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates as of the date of this prospectus supplement was approximately US$20,890,643, based on 205,142,734 ordinary shares outstanding as of the date of this prospectus supplement, of which 145,245,383 were held by non-affiliates, and a per share price of A$0.19 based on the last reported sale price of our ordinary shares on the ASX on April 30, 2018. We have sold no securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement. In no event will we sell our ordinary shares in a primary public offering with a value exceeding one-third of our public float in any 12 calendar month period so long as our public float remains below $75.0 million.

We have not employed any brokers, dealers or underwriters in connection with the offer and sale of ADSs pursuant to this prospectus supplement.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and under similar headings in any amendment to this prospectus supplement or in any filing with the Securities and Exchange Commission that is incorporated by reference.

	Per ADS		Total
Public offering price	US$	2.59	US$	2,000,000
Proceeds, before estimated expenses, to us	US$	2.59	US$	2,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ADSs is expected to be made against payment on or about May 4, 2018.

The date of this prospectus supplement is May 1, 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our registration statement on Form F-3. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall prevail.

You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of the ADSs. This prospectus supplement does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the ADSs, you should refer to the registration statement, including the exhibits. You may access the registration statement, exhibits and other reports we file with the SEC on the SEC’s website. More information regarding how you can access this and other information is included under the heading “Where You Can Find More Information” below.

The information in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Neither the delivery of this prospectus supplement nor the sale of any securities means that information contained in this prospectus supplement is correct after the date of this prospectus supplement or as of any other date. To the extent there is any conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

Unless otherwise indicated or the context implies otherwise:

•	“ADSs” refers to our American depositary shares, each of which represents twenty (20) ordinary shares;

•	“ASX” refers to the Australian Securities Exchange, where our ordinary shares are listed;

•	“A$” or “Australian dollars” refers to the legal currency of Australia;

•	“IFRS” refers to the International Financial Reporting Standards as issued by the International Accounting Standards Board, or IASB; and

•	“Benitec,” “we,” “us” or “our” refer to Benitec Biopharma Limited, an Australian corporation, and its subsidiaries.

All references to “$”, “US$” and “U.S. dollar” in this prospectus supplement and the accompanying prospectus refer to United States dollars. Except as otherwise stated, all monetary amounts in this prospectus supplement and the accompanying prospectus are presented in United States dollars. Unless otherwise indicated, the consolidated financial statements and related notes included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus have been prepared in accordance with Australian Accounting Standards and also comply with IFRS, which differs in certain significant respects from Generally Accepted Accounting Principles in the United States. Our fiscal year ends on June 30 of each year. References to “fiscal 2017” mean the 12-month period ended June 30, 2017 and other fiscal years are referred to in a corresponding manner.

We own or have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Other trademarks and trade names appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks and trade names.

Notice to Non-U.S. Investors in Other Jurisdictions

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The distribution of this prospectus supplement may be restricted by law in certain jurisdictions. Any failure to comply with applicable restrictions may constitute a violation of the securities laws of such jurisdictions. We do not accept any responsibility for violations of local restrictions by any person, whether or not a prospective participant in the offering of ADSs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus and in the documents incorporated by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and potentially commercialize our product candidates;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	the timing of expected regulatory filings;

•	the development of novel adeno-associated virus, or AAV, vectors;

•	expectations about the plans of licensees of our technology;

•	the clinical utility and potential attributes and benefits of DNA-directed RNA interference, or ddRNAi, and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure;

•	potential future out-licenses and collaborations;

•	our expectations regarding expenses, ongoing losses, future revenue and capital needs;

•	our use of proceeds from any offering made pursuant to this prospectus supplement;

•	the length of time over which we expect our cash and cash equivalents to be sufficient;

•	our intellectual property position and the duration of our patent portfolio; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus supplement and the documents incorporated by reference, including our Annual Report on Form 20-F, our Current Report on Form 6-K for the six months ended December 31, 2017 and our other reports and filings we make with the SEC from time to time.

You should read thoroughly this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This prospectus supplement, the accompanying prospectus and documents incorporated by reference may contain third-party data relating to the biopharmaceutical market for particular medical conditions that includes projections based on a number of assumptions. The biopharmaceutical market for such medical conditions may not grow at the rates projected by market data, or at all. The failure of this market to grow at the projected rates may have a material adverse effect on our business and the market price of ADSs. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference relate only to events or information as of the date on which the statements are made in this prospectus supplement (or, in the case of the accompanying prospectus or a document incorporated by reference, the date on which the statements are made in such documents). We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the risks of investing in ADSs discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Overview

We are a biotechnology company developing a proprietary therapeutic technology platform that combines RNA interference, or RNAi, with gene therapy with a goal of providing sustained, long-lasting silencing of disease-causing genes from a single administration. We are using our technology, called DNA-directed RNA interference, or ddRNAi, to develop our pipeline of product candidates for the treatment of several chronic and life-threatening human diseases, such as oculopharyngeal muscular dystrophy, or OPMD, head and neck squamous cell carcinoma, or HNSCC, wet age-related macular degeneration, or AMD, and hepatitis B. By combining the specificity and gene silencing effect of RNAi with gene therapy, we believe ddRNAi has the potential to produce long-lasting silencing of disease-causing genes from a single administration, which could minimize the requirement for patients to take regular doses of medicine.

Through our strategic collaboration with Nant Capital LLC (“Nant Capital”), we are developing an Epidermal Growth Factor Receptor (EGFR) antisense RNA product candidate, which we refer to as BB-401, for the treatment of HNSCC. EGFR is the cell-surface receptor for members of the epidermal growth factor family (EGF family) of extracellular protein ligands. EGFR is a well validated oncology target and has been shown to be a key driver of the growth of HNSCC lesions with more than 80% of HNSCC lesions exhibiting significantly elevated levels of EGFR versus concentrations found in non-malignant tissues. BB-401 functions via post transcriptional gene silencing whose route of administration and molecular target paves the way for a ddRNAi follow-on therapeutic. We believe that the clinical data we gather with BB-401 could inform the development of BB-501, a second-generation product candidate we are developing based on our ddRNAi proprietary technology that will be designed to silence EGFR.

We will require additional financing to progress our product candidates for hepatitis B, AMD, and OPMD through to key inflection points, including to conduct any clinical trials. These diseases have large patient populations, with the exception of OPMD, which is a rare disease. In addition, we have licensed our ddRNAi technology to other biopharmaceutical companies whose pipeline programs are progressing towards, or are in, clinical development for applications including HIV/AIDS, retinitis pigmentosa, Huntington’s disease, cancer immunotherapy and intractable neuropathic pain.

Our objective is to become the leader in discovering, developing, clinically validating and commercializing ddRNAi-based therapeutics for a range of human diseases with high unmet clinical need or large patient populations and, as a result, provide a better life for patients with these diseases.

Recent Developments

Concurrent with, but separately from, this offering of ADSs, we are conducting a rights offering of one ordinary share for each two ordinary shares held as of the designated record date for ordinary shareholders in

Australia and certain other countries at a price of A$0.17 per ordinary share, which we refer to as the Australian rights offering (and which is also known as an “entitlement offer” in Australia).

Corporate Information

Benitec Biopharma Limited was incorporated under the laws of Australia in 1995 and has been listed on the Australian Securities Exchange, or ASX, since 1997 and on the Nasdaq Capital Market since August 2015.

Our headquarters are located at 99 Mount Street, Suite 1201, North Sydney, New South Wales, 2060 Australia. Our telephone number is +61 2 9555 6986. Our website address is www.benitec.com. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part. Our agent for service of process in the United States is Tacere Therapeutics, Inc., 3940 Trust Way, Hayward, CA 94545.

THE OFFERING

Securities offered under this prospectus supplement	772,201 ADSs, representing 15,444,020 ordinary shares.

Offering price	US$2.59 per ADS under this prospectus supplement

The ADSs	Each ADS represents 20 ordinary shares. The depositary (as identified below) is the holder of the ordinary shares underlying the ADSs and ADS holders have the rights provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, please see the section in the accompanying prospectus entitled “Description of American Depositary Shares.”

Depositary	The Bank of New York Mellon

Ordinary shares outstanding before this offering, including shares underlying ADSs	205,142,734 ordinary shares

Ordinary shares outstanding after this offering, including shares underlying ADSs	220,586,754 ordinary shares

Ordinary shares outstanding after this offering, including shares underlying ADSs and assuming the issuance of all ordinary shares offered in the Australian rights offering	323,158,121 ordinary shares

Use of proceeds	We currently intend to use the net proceeds from the sale of the securities under this prospectus supplement for general corporate purposes, including funding the progress of Benitec’s OPMD program towards clinical proof of concept and the continued funding of the scientific development of Benitec’s other pipeline programs. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. See “Use of Proceeds”.

NASDAQ Capital Market symbol	“BNTC”

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before deciding whether to purchase any ADSs, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for fiscal 2017 and in our Current Report on Form 6-K for the six months ended December 31, 2017 filed with the SEC, and all other information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus. If any of those risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of ADSs could decline, and you may lose part or all of your investment.

Such risks are not exclusive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus supplement. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

There is substantial doubt regarding our ability to continue as a going concern.

We are a biotechnology company and have not yet generated significant revenue. We have incurred losses of A$5.7 million, A$24.8 million and A$11.5 million for the fiscal years ended June 30, 2017, 2016 and 2015, respectively, as well as A$5.8 million for the half year ended December 31, 2017.

As of December 31, 2017, we had accumulated losses of A$141.3 million. We have devoted most of our financial resources to research and development, including our clinical and preclinical development activities. To date, we have financed our operations primarily through the issuance of equity securities, research and development grants from the Australian government and payments from our collaboration partners. We have not generated, and do not expect to generate, any significant revenue for the foreseeable future. We expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for product candidates. The amount of our future net losses is uncertain and will depend, in part, on the rate of our future expenditures. Our ability to continue operations will depend on, among other things, our ability to obtain funding through equity or debt financings, strategic collaborations or additional grants.

While we believe our strategies will generate funding that will be sufficient to maintain the going concern status of Benitec, if these strategies are unsuccessful, then we may need to realize assets and extinguish liabilities other than in the ordinary course of business and at amounts different to those disclosed in our financial statements. Our financial statements do not contain any adjustments to the amounts or classifications of recorded assets or liabilities that might be necessary if Benitec does not continue as a going concern. The financial statements take no account of the consequences, if any, of the effects of unsuccessful product development or commercialization, nor of any inability of Benitec to obtain adequate funding in the future.

Our management has discretion as to the use of the net proceeds from this offering, and such use may not produce income or increase the market price of ADSs.

We intend to use the net proceeds from this offering for general corporate purposes, including funding the progress of our OPMD program towards clinical proof of concept and the continued funding of the scientific development of our other pipeline programs. We could also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we own or that are complementary to our own. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds from this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the ADS price. Moreover, the net proceeds from this offering may be placed in investments that do not produce income or that lose value.

You will experience immediate and substantial dilution in the net tangible book value per share of any ADSs you purchase.

The offering price per share for the ADSs being offered will be substantially higher than the net tangible book value per share of our outstanding ordinary shares immediately after this offering. Consequently, if you purchase ADSs in this offering, you will incur substantial and immediate dilution in the net tangible book value of your investment. Net tangible book value per ordinary share represents the amount of total tangible assets less total liabilities, divided by the number of ordinary shares, respectively, then outstanding.

To the extent that warrants and options that are currently outstanding are exercised or converted, there will be further dilution in your investment. We may also issue additional ordinary shares, warrants, options and other securities in the future that may result in further dilution of your ordinary shares. See “Dilution” for a calculation of the difference between the offering price and the net tangible book value per ADS after this offering.

Future sales of our ordinary shares or ADSs, or the perception that such sales may occur, could depress the price of ADSs.

After completion of this offering and the Australian rights offering, all of our ordinary shares outstanding, including the ordinary shares we are selling in this offering and the Australian rights offering, may be resold in public markets immediately after this offering and the Australian rights offering.

The market price of ADSs could drop significantly if the holders of these ordinary shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares, ADSs or other securities.

If we make one or more significant acquisitions in which the consideration includes ordinary shares or other securities, our shareholders’ holdings may be significantly diluted. In addition, shareholders’ holdings may also be diluted if we enter into arrangements with third parties permitting us to issue ordinary shares in lieu of certain cash payments upon the achievement of milestones.

We believe we are classified as a “passive foreign investment company” for U.S. federal income tax purposes, and as a result our U.S. shareholders could suffer adverse tax consequences.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the average quarterly value of our gross assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes.

For purposes of the PFIC tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If we are characterized as a PFIC, a U.S. holder of our ordinary shares or ADSs may suffer adverse U.S. tax consequences, including having gains realized on the sale of our ordinary shares or ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares or ADSs by individuals who are U.S. holders, and having interest charges added to their tax on distributions from us and on gains from the sale of our ordinary shares or ADSs.

We believe we were likely a PFIC in fiscal year 2017 and fiscal year 2016. This arose due to the decline in the value of our shares and the fact that the applicable PFIC rules treat our working capital as a passive asset for purposes of the PFIC asset test. As we believe we were likely a PFIC in fiscal year 2017 and fiscal year 2016, we will likely be a PFIC for fiscal year 2018, because the U.S. tax laws provide that once a non-U.S. corporation becomes a PFIC, it will generally always be considered a PFIC for U.S. federal income tax purposes.

We do not intend to provide U.S. holders with the information that would permit such investors to make a “qualified electing fund”, or QEF, election, to mitigate some of the adverse U.S. tax consequences associated with our PFIC status. However, U.S. holders may be able to make a timely “mark-to-market” election that would mitigate some of these adverse U.S. tax consequences.

U.S. holders are strongly advised to discuss with their tax advisors the PFIC rules and how such rules impact such holders’ investment in ordinary shares or ADSs, in light of such holders’ particular circumstances.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the ADSs offered by this prospectus supplement will be approximately US$1,900,000, after deducting estimated offering costs of US$100,000 payable by us. In addition, assuming the issuance of all ordinary shares offered in the Australian rights offering, we expect to receive proceeds of approximately A$17.3 million from the Australian rights offering, after deducting estimated offering costs payable by us.

We currently intend to use the net proceeds from this offering, together with the proceeds from the Australian rights offering, for general corporate purposes, including funding the progress of our OPMD program towards clinical proof of concept and the continued funding of the scientific development of our other pipeline programs. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we may have upon completion of this offering. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Dividends, if any, on our outstanding ordinary shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, to the extent permitted by applicable law and regulations, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of ADSs, subject to the terms of the deposit agreement. See “Description of American Depositary Shares” in the accompanying prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2017:

•	on an actual basis;

•	on an adjusted basis to give effect to the sale of 772,201 ADSs offered under this prospectus supplement (after deducting estimated offering expenses); and

•	on a pro forma as adjusted basis to give effect to both the sale of 772,201 ADSs offered under this prospectus supplement (after deducting estimated offering expenses) and the sale of 102,571,367 ordinary shares in the Australian rights offering (after deducting estimated offering expenses) assuming the issuance of all ordinary shares offered in the Australian rights offering.

Investors should read this table in conjunction with the section titled “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

(in thousands)	As of December 31, 2017
	Actual	As Adjusted	Pro forma as Adjusted
	(A$)	(A$)	(A$)
Cash and cash equivalents	$10,271	$12,707	$30,044

Equity:
Issued capital	$155,580	$158,016	$175,353
Reserves	$1,666	$1,666	$1,666
Accumulated losses	$(141,312)	$(141,312)	$(141,312)

Total equity	$15,934	$18,370	$35,707

Total capitalization	$15,934	$18,370	$35,707

PRICE HISTORY OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES

The NASDAQ Capital Market

Since August 18, 2015, ADSs representing our ordinary shares have been trading on The NASDAQ Capital Market under the symbol “BNTC”. The following table sets forth the high and low market prices for ADSs for the periods indicated as reported on The NASDAQ Capital Market. All prices are in U.S. dollars.

	US$ High	US$ Low
ADSs
Fiscal Year Ended
June 30, 2017	$5.48	$1.20
June 30, 2016	$9.00	$1.22
Fiscal Year Ending June 30, 2018
First Quarter 2018 (ended September 30, 2017)	$2.38	$1.85
Second Quarter 2018 (ended December 31, 2017)	$3.45	$2.07
Third Quarter 2018 (ended March 31, 2018)	$4.20	$2.76
Fourth Quarter 2018 (through April 30, 2018)	$3.59	$2.62
Fiscal Year Ended June 30, 2017
First Quarter 2017 (ended September 30, 2016)	$2.06	$1.20
Second Quarter 2017 (ended December 31, 2016)	$1.86	$1.30
Third Quarter 2017 (ended March 31, 2017)	$4.44	$1.39
Fourth Quarter 2017 (ended June 30, 2017)	$5.48	$1.85
Fiscal Year Ended June 30, 2016
First Quarter 2016 (ended September 30, 2015)	$9.00	$6.00
Second Quarter 2016 (ended December 31, 2015)	$7.30	$3.95
Third Quarter 2016 (ended March 31, 2016)	$4.34	$1.22
Fourth Quarter 2016 (ended June 30, 2016)	$1.90	$1.22
Month Ended
April 2018	$3.59	$2.62
March 2018	$3.37	$2.90
February 2018	$3.72	$2.76
January 2018	$4.20	$2.90
December 2017	$3.22	$2.71
November 2017	$3.22	$2.53

Australian Securities Exchange

Our ordinary shares have been trading on the ASX since 1997. The following table presents, for the periods indicated, the high and low market prices for our ordinary shares reported on the ASX, under the symbol “BLT”. All prices are in Australian dollars and rounded to the nearest cent.

	High	Low
	A$	A$
Annual:
Fiscal year ended June 30,
2017	0.28	0.09
2016	1.00	0.09
2015	1.32	0.52
2014	2.38	0.28
2013	0.53	0.28
Quarterly:
Fiscal year ending June 30, 2018
First quarter	0.16	0.12
Second quarter	0.24	0.14
Third quarter	0.34	0.19
Fourth quarter (through April 30, 2018)	0.22	0.18
Fiscal year ended June 30, 2017
First quarter	0.16	0.09
Second quarter	0.13	0.09
Third quarter	0.21	0.11
Fourth quarter	0.28	0.12
Fiscal year ended June 30, 2016
First quarter	0.96	0.69
Second quarter	0.56	0.27
Third quarter	0.33	0.12
Fourth quarter	0.13	0.09
Most Recent Six Months:
April 2018	0.22	0.18
March 2018	0.21	0.19
February 2018	0.24	0.19
January 2018	0.34	0.19
December 2017	0.21	0.19
November 2017	0.24	0.18

DILUTION

Our net tangible book value as of December 31, 2017 was approximately US$1.21 per ADS or US$0.0606 per ordinary share. Net tangible book value per share or ADS represents the amount of our total tangible assets less total liabilities divided by the total number of ordinary shares or ADSs outstanding.

After giving effect to the sale by us of 772,201 ADSs, representing 15,444,020 ordinary shares, offered pursuant to this prospectus supplement at a price of US$2.59 per ADS, after deducting estimated offering expenses, our net tangible book value at December 31, 2017 would have been US$14,328,521, or US$0.0650 per ordinary share (US$1.30 per ADS). This represents an immediate increase in net tangible book value of US$0.0044 per ordinary share (US$0.09 per ADS) to the then existing shareholders and an immediate dilution of US$0.0645 per ordinary share to new investors (US$1.29 per ADS).

The following table illustrates the net tangible book value dilution per ADS to shareholders after the issuance of the ADSs in this offering:

Public offering price per ADS			US$	2.59
Net tangible book value per ADS as of December 31, 2017	US$	1.21
Increase per ADS attributable to new investors under this prospectus supplement	US$	0.09
Pro Forma net tangible book value per ADS after this offering			US$	1.30

Net tangible book value dilution per ADS to new investors			US$	1.29

In addition, we expect to receive pro forma proceeds of approximately US$13,522,963 from the sale of 102,571,367 ordinary shares in the Australian rights offering, after deducting estimated offering expenses, assuming the issuance of all ordinary shares offered in the Australian rights offering. Giving further effect to this issuance, the as adjusted net tangible book value per ADS after this offering would be US$1.72 per ADS, the increase in the as adjusted net tangible book value to existing shareholders would be US$0.51 per ADS, and the dilution to new investors participating in this offering would be US$0.87 per ADS.

The foregoing table and discussion is based on 205,142,734 ordinary shares outstanding as of December 31, 2017.

This discussion of dilution, and the table quantifying it, assumes no exercise of any outstanding warrants or options over our ordinary shares.

PLAN OF DISTRIBUTION

We have not employed any brokers, dealers or underwriters in connection with the offer or sale of ADSs pursuant to this prospectus supplement and, except as described below, no other commissions, fees or discounts will be paid in connection with this offering of ADSs. Certain of our officers, employees or independent contractors may solicit responses from potential investors in this offering of ADSs, but such persons will not receive any commissions or compensation for such services other than their normal compensation, and no such compensation will be related, directly or indirectly, to the amount of ADSs sold in this offering.

We will sell the securities in this offering of ADSs to an institutional accredited investor under a subscription agreement entered into between us and the investor at the offering price stated on the cover of this prospectus supplement. We currently anticipate that the closing of the sale of the ADSs will take place on or about May 4, 2018. The investor has been informed of the date and manner in which it must transmit the purchase price for the securities.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the ADSs we sell; and

•	we will deliver to the investor, through the DWAC system or by book-entry, the ADSs being purchased.

TAXATION

The following is a summary of material U.S. federal and Australian income tax considerations to U.S. holders, as defined below, of the acquisition, ownership and disposition of ordinary shares and ADSs. This discussion is based on the laws in force as of the date of this registration statement, and is subject to changes in the relevant income tax law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country or other taxing jurisdiction other than the United States and Australia. Holders are advised to consult their tax advisors concerning the overall tax consequences of the acquisition, ownership and disposition of ordinary shares or ADSs in their particular circumstances. This discussion is not intended, and should not be construed, as legal or professional tax advice.

This summary does not address the 3.8% U.S. federal “Medicare tax” on net investment income, the effects of U.S. federal estate and gift tax laws, the alternative minimum tax, or any state and local tax considerations within the United States, and is not a comprehensive description of all U.S. federal or Australian income tax considerations that may be relevant to a decision to acquire or dispose of ordinary shares or ADSs. Furthermore, this summary does not address U.S. federal or Australian income tax considerations relevant to holders subject to taxing jurisdictions other than, or in addition to, the United States and Australia, and does not address all possible categories of holders, some of which may be subject to special tax rules.

U.S. Taxation

This section describes the material U.S. federal income tax considerations to a U.S. holder of owning ordinary shares or ADSs, based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, published administrative interpretations of the U.S. Internal Revenue Service (“IRS”), judicial decisions and the income tax treaty between the United States and Australia (the “Treaty”), all of which are subject to differing interpretations and to change, possibly with retroactive effect. It applies only to ordinary shares or ADSs that are held as capital assets for U.S. federal income tax purposes. This section does not apply to a holder of ordinary shares or ADSs that is a member of a special class of holders subject to special rules, including but not limited to, a dealer in securities, a trader in securities who elects to use a mark-to-market method of accounting for its securities holdings, a tax-exempt organization, a life insurance company, a person liable for alternative minimum tax, a person who actually or constructively owns 10 per cent or more of the voting stock or value of our shares, a person that holds ordinary shares or ADSs as part of a straddle or a hedging or conversion transaction, a person that purchases or sells ordinary shares or ADSs as part of a wash sale for tax purposes, or a person whose functional currency is not the U.S. dollar.

If a partnership holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding ordinary shares or ADSs should consult such person’s tax adviser with regard to the U.S. federal income tax treatment of an investment in the ordinary shares or ADSs. This section is in part based on the representations of the Depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

In general, for U.S. federal income tax purposes, a holder of ADSs will be treated as the owner of the ordinary shares represented by those ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

Prospective purchasers should consult their own tax advisors concerning the U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and disposing of ordinary shares or ADSs, in light of their particular circumstances.

Distributions

Subject to the passive foreign investment company (“PFIC”) rules discussed below, U.S. holders generally will include as dividend income the U.S. dollar value of the gross amount of any distributions of cash or property

(without deduction for any withholding tax), other than certain pro rata distributions of ordinary shares, with respect to ordinary shares to the extent the distributions are made from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. A U.S. holder will include the dividend income on the day actually or constructively received by the holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. We do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, any distributions generally will be reported as dividend income.

Dividends paid to a non-corporate U.S. holder on ordinary shares or ADSs will generally be taxable at the preferential rates applicable to long-term capital gains provided that (a) certain holding period requirements are satisfied, (b) the Treaty is a qualified treaty and we are eligible for benefits under the Treaty or our ordinary shares or ADSs are readily tradable on a U.S. securities market, and (c) we were not, in the taxable year prior to the year in which the dividend was paid, and are not, in the taxable year in which the dividend is paid, a PFIC. The Treaty has been approved for the purposes of the qualified dividend rules and the ADSs are listed on NASDAQ. If, as is likely, we are currently a PFIC, any dividends paid to a non-corporate U.S. holder will not qualify for the preferential tax rates ordinarily applicable to “qualified dividends.” In the case of a corporate U.S. holder, dividends on ordinary shares and ADSs are taxed as ordinary income and will not be eligible for the dividends-received-deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of any cash distribution paid in any foreign currency will be equal to the U.S. dollar value of such currency, calculated by reference to the spot rate in effect on the date such distribution is received by the U.S. holder or, in the case of ADSs, by the Depositary, regardless of whether and when the foreign currency is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date received, the U.S. holder generally should not recognize foreign currency gain or loss on such conversion. If the foreign currency is not converted into U.S. dollars on the date received, the U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date received, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of such currency. Such foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss for foreign tax credit limitation purposes.

Dividends will be income from sources outside the United States, and generally will be “passive category” income or, for certain taxpayers, “general category” income, which are treated separately from each other for the purpose of computing the foreign tax credit allowable to a U.S. holder. In general, a taxpayer’s ability to use foreign tax credits may be limited and is dependent on the particular circumstances. U.S. holders should consult their own tax advisors with respect to the foregoing.

Sale, Exchange or other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. holder who sells or otherwise disposes of ordinary shares or ADSs will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s tax basis, determined in U.S. dollars, in those ordinary shares or ADSs. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than 12 months in the ordinary shares or ADSs sold. The deductibility of capital losses is subject to limitations.

The U.S. dollar value of any foreign currency received upon a sale or other disposition of ordinary shares or ADSs will be calculated by reference to the spot rate in effect on the date of sale or other disposal (or, in the case of a cash basis or electing accrual basis taxpayer, at the spot rate of exchange on the settlement date). A U.S. holder will have a tax basis in the foreign currency received equal to that U.S. dollar amount, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of the foreign currency. This foreign currency gain or loss generally will be treated as U.S.-source ordinary income or loss for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, a cash basis or electing accrual basis U.S. holder should not recognize any gain or loss on such conversion.

Passive Foreign Investment Company

A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

(a)	75 per cent or more of its gross income for such year is “passive income,” which for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions and gains from assets that produce passive income (the “Income Test”); or

(b)	50 per cent or more of the value of its gross assets (based on an average of the quarterly values of the gross assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “Asset Test”).

We believe it is likely that we qualified as a PFIC for fiscal year 2017 and fiscal year 2016. This arose because of the decline in our stock price coupled with the fact that the applicable PFIC rules treat working capital as passive assets for purposes of the Asset Test. As we believe we were likely a PFIC in fiscal year 2017 and fiscal year 2016, we will likely be a PFIC for fiscal year 2018, because the U.S. tax laws provide that once a non-U.S. corporation becomes a PFIC, it will generally always be considered a PFIC for U.S. federal income tax purposes. Assuming we are a PFIC, any gain realized on the sale or other disposition of ordinary shares or ADSs would in general not be treated as a capital gain. Instead, a U.S. holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the ordinary shares or ADSs, and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, dividends received with respect to ordinary shares or ADSs would not be eligible for the special tax rates applicable to qualified dividend income either in the taxable year of the distribution or the preceding taxable year, but instead would be taxable under the tax rules described above. Assuming the ordinary shares or ADSs are “marketable stock”, however, a U.S. holder may be able to mitigate the adverse tax consequences described above by timely electing to be taxed annually on a mark-to-market basis with respect to such ordinary shares or ADSs.

A U.S. holder that makes a mark-to-market election must include in ordinary income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of such U.S. holder’s ordinary shares or ADSs at the close of the taxable year, over such U.S. holder’s adjusted basis therein. An electing U.S. holder may also claim an ordinary loss deduction for the excess, if any, of such U.S. holder’s adjusted basis in ordinary shares or ADSs over their fair market value at the close of the taxable year, but this deduction is allowable only to the extent of any net mark to market gains for prior years. Any income or deductions taken into account under these mark-to-market rules will also increase or decrease a U.S. holder’s adjusted tax basis in such U.S. holder’s ordinary shares or ADSs. Gains from an actual sale or other taxable disposition of ordinary shares or ADSs will generally be treated as ordinary income, and any losses incurred on a sale or other taxable disposition of ordinary shares or ADSs will generally be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS unless the ordinary shares or ADSs cease to be marketable.

In addition to the mark-to-market election, the Code provides an alternative election (a “QEF election”) to U.S. holders that may mitigate the adverse U.S. federal income tax consequences to an electing U.S. holder as a result of our being a PFIC. However, we do not intend to provide holders with the information necessary to make a QEF election. Thus, a U.S. holder seeking to mitigate the potential adverse effects of the PFIC rules should consider making the mark-to-market election described above.

U.S. holders of PFIC stock are subject to additional U.S. information reporting rules. If a U.S. holder owns ordinary shares or ADSs during any year in which we are a PFIC, the U.S. holder generally will be required to file IRS Form 8621 (“Information Return by a Shareholder of a PFIC or Qualified Electing Fund”) with such U.S. holder’s federal income tax return for that year.

Foreign Financial Asset Reporting

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. If a U.S. holder does not include in such holder’s gross income an amount relating to one or more specified foreign financial assets, and the amount such U.S. holder omits is more than US$5,000, any tax such U.S. holder owes for the tax year can be assessed at any time within 6 years after the filing of such U.S. holder’s federal income tax return, U.S. holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of the foregoing to an investment in ordinary shares and ADSs, in light of their particular circumstances.

U.S. holders are strongly encouraged to consult their tax advisors with respect to our status as a PFIC, the application of the PFIC rules, the availability and desirability of a mark-to-market election, and all information reporting obligations, in each case with respect to ordinary shares and ADSs and in light of such U.S. holders’ particular circumstances.

Australian Tax Considerations

In this section, we discuss the material Australian income tax, stamp duty and goods and services tax considerations related to the acquisition, ownership and disposal by the absolute beneficial owners of the ordinary shares or ADSs.

It is based upon existing Australian tax law as of the date of this registration statement, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian tax law which may be important to particular investors in light of their individual investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies or tax exempt organizations). In addition, this summary does not discuss any foreign or state tax considerations, other than stamp duty and goods and services tax.

Prospective investors are urged to consult their tax advisors regarding the Australian and foreign income and other tax considerations of the acquisition, ownership and disposition of the shares or warrants. This summary is based upon the premise that the holder is not an Australian tax resident and is not carrying on business in Australia through a permanent establishment (referred to as a “Non-Australian Shareholder” in this summary).

Australian Income Tax

Nature of ADSs for Australian Taxation Purposes

Ordinary shares represented by ADSs held by a U.S. holder will be treated for Australian taxation purposes as held under a “bare trust” for such holder. Consequently, the underlying ordinary shares will be regarded as owned by the ADS holder for Australian income tax and capital gains tax purposes. Dividends paid on the underlying ordinary shares will also be treated as dividends paid to the ADS holder, as the person beneficially entitled to those dividends. Therefore, in the following analysis we discuss the tax consequences to Non-Australian Shareholders which, for Australian taxation purposes, will be the same as to U.S. holders of ADSs.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent of tax paid on company profits. Fully franked dividends are not subject to dividend withholding tax.

Dividends payable to Non-Australian Shareholders will be subject to dividend withholding tax, to the extent the dividends are not foreign (i.e., non-Australian) sourced and declared to be conduit foreign income, or CFI, and are unfranked. Dividend withholding tax will be imposed at 30%, unless a shareholder is a resident of a country with which Australia has a double taxation agreement and qualifies for the benefits of the treaty. Under the provisions of the current Double Taxation Convention between Australia and the United States, the Australian tax withheld on unfranked dividends that are not CFI paid by us to whom a resident of the United States is beneficially entitled is limited to 15%.

If a company that is a Non-Australian Shareholder directly owns a 10% or more interest, the Australian tax withheld on unfranked dividends (that are not CFI) paid by us to whom a resident of the United States is beneficially entitled is limited to 5%. In limited circumstances, the rate of withholding can be reduced to zero.

Tax on Sales or other Dispositions of Shares—Capital Gains Tax

Non-Australian Shareholders will not be subject to Australian capital gains tax on the gain made on a sale or other disposal of ordinary shares, unless they, together with associates, hold 10% or more of our issued capital, at the time of disposal or for 12 months of the last two years prior to disposal.

Non-Australian Shareholders who own a 10% or more interest would be subject to Australian capital gains tax if more than 50% of our assets held directly or indirectly, determined by reference to market value, consists of Australian real property (which includes land and leasehold interests) or Australian mining, quarrying or prospecting rights. The Double Taxation Convention between the United States and Australia is unlikely to limit the amount of this taxable gain. Australian capital gains tax applies to net capital gains of Foreign Shareholders at the Australian tax rates for non-Australian residents, which start at a marginal rate of 32.5%. Net capital gains are calculated after reduction for capital losses, which may only be offset against capital gains.

The 50% capital gains tax discount is not available to Non-Australian Shareholders on gains accrued after May 8, 2012. Companies are not entitled to a capital gains tax discount.

Broadly, where there is a disposal of certain taxable Australian property, the purchaser will be required to withhold and remit to the Australian Taxation Office (“ATO”) 12.5% of the proceeds from the sale. A transaction is excluded from the withholding requirements in certain circumstances, including where the value of the taxable Australian property is less than A$750,000, the transaction is an on-market transaction conducted on an approved stock exchange, a securities lending, or the transaction is conducted using a broker operated crossing system. There is also an exception to the requirement to withhold where the ATO Commissioner issues a clearance certificate which broadly certifies that the vendor is not a foreign person. The Non-Australian Shareholder may be entitled to receive a tax credit for the tax withheld by the purchaser which they may claim in their Australian income tax return.

Tax on Sales or other Dispositions of Shares—Shareholders Holding Shares on Revenue Account

Some Non-Australian Shareholders may hold ordinary shares on revenue rather than on capital account for example, share traders. These shareholders may have the gains made on the sale or other disposal of the ordinary shares included in their assessable income under the ordinary income provisions of the income tax law, if the gains are sourced in Australia.

Non-Australian Shareholders assessable under these ordinary income provisions in respect of gains made on ordinary shares held on revenue account would be assessed for such gains at the Australian tax rates for non-Australian residents, which start at a marginal rate of 32.5%. Some relief from Australian income tax may be available to Non-Australian Shareholders under the Double Taxation Convention between the United States and Australia.

To the extent an amount would be included in a Non-Australian Shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount would generally be reduced, so that the shareholder would not be subject to double tax on any part of the income gain or capital gain.

The comments above in “Tax on Sales or Other Dispositions of Shares—Capital Gains Tax” regarding a purchaser being required to withhold 12.5% tax on the acquisition of certain taxable Australian property equally applies where the disposal of the Australian real property asset by a foreign resident is likely to generate gains on revenue account, rather than a capital gain.

Dual Residency

If a shareholder is a resident of both Australia and the United States under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is determined to be a U.S. resident for the purposes of the Double Taxation Convention between the United States and Australia, the Australian tax would be subject to limitation by the Double Taxation Convention. Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

No Australian stamp duty is payable by Australian residents or non-Australian residents on the issue, transfer and/or surrender of the ADSs or the ordinary shares in Benitec, provided that the shares issued, transferred and/or surrendered do not represent 90% or more of the issued shares in Benitec.

Australian Death Duty

Australia does not have estate or death duties. As a general rule, no capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries may, however, give rise to a capital gains tax liability if the gain falls within the scope of Australia’s jurisdiction to tax.

Goods and Services Tax

The supply of ADSs and/or ordinary shares in Benitec will not be subject to Australian goods and services tax.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs to be issued in the offering under this prospectus supplement will be passed upon for us by Baker & McKenzie, our Australian counsel.

EXPERTS

The consolidated statements of financial position as of June 30, 2017 and 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the three years in the period ended June 30, 2017, incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Grant Thornton Audit Pty Limited, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the half-years ended December 31, 2017 and December 31, 2016 incorporated by reference in this prospectus and elsewhere in the registration statement, Grant Thornton Audit Pty Limited has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton Audit Pty Limited is not subject to the liability provision of Section 11 of the Securities Act for their report on the unaudited interim financial report because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information into this document prior to the completion of this offering. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus supplement and the accompanying prospectus and you should read that information carefully. Certain information in this prospectus supplement and the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which they are a part the following documents, including any amendments to such filings:

•	our Annual Report on Form 20-F for fiscal 2017, filed with the SEC on October 23, 2017;

•	our Current Report on Form 6-K, furnished to the SEC on February 22, 2018, relating to our six months ended December 31, 2017; and

•	any other report on Form 6-K submitted to the SEC after the date of this prospectus supplement and prior to the termination of this offering of the ADSs, but only to the extent that the report expressly states that we incorporate such report by reference into this prospectus supplement.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus supplement and the accompanying prospectus. You should rely only on the information provided by and incorporated by reference to this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus are delivered a copy of any or all of the documents that are incorporated by reference to this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings by contacting us at Benitec Biopharma Limited, Suite 1201, 99 Mount Street, North Sydney NSW 2060, Australia; Attention: Company Secretary; telephone +61 2 9555 6986.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. We also have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the ADSs that may be offered by this prospectus supplement and the accompany prospectus. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits. As this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

Our Annual Report on Form 20-F for fiscal 2017 has been filed with the SEC and an Annual Report on Form 20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and also from Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We will also be subject to the informational requirements of the ASX. Our public filings with the ASX are electronically available from the ASX website (www.asx.com.au).

Only the specific documents incorporated by reference in the accompanying prospectus, or incorporated by reference in this prospectus supplement, are to be deemed incorporated by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which they are a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Benitec Biopharma Limited

US$20,000,000

American Depositary Shares representing Ordinary Shares

Preference Shares

Warrants

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the American Depositary Shares, or ADSs, representing ordinary shares, the preference shares and the warrants as the “Securities”. This prospectus describes the general manner in which the Securities may be offered using this prospectus. We will provide specific terms and offering prices of these Securities in supplements to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest in the Securities.

We may offer the Securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors (including our shareholders), on a continuous or delayed basis. The supplement to this prospectus for each offering of Securities will describe in detail the plan of distribution for that offering.

Our ADSs are listed on The NASDAQ Capital Market under the symbol “BNTC”. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “BLT.”

So long as the aggregate market value worldwide of our outstanding common equity held by non-affiliates (“public float”) is less than US$75 million, the aggregate market value of securities sold by us under this prospectus during the period of 12 calendar months immediately preceding the date of sale may be no more than one-third of the public float. Our public float, as calculated in accordance with General Instruction I.B.5 of Form F-3, was approximately US$16.2 million as of May 31, 2017.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and under similar headings in any amendment or supplement to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 5, 2017.

You should rely only on the information provided by this prospectus, any prospectus supplement and any information incorporated by reference. We have not authorized anyone else to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference to this prospectus or any accompanying prospectus supplement. We have not taken any action to permit a public offering of the securities described in this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must observe any restrictions relating to the offering of the securities described in this prospectus and the distribution of this prospectus outside of the United States. This prospectus is not an offer to sell, or solicitation of an offer to buy, any securities in any circumstances under which the offer of solicitation is unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may, from time to time, sell any combination of the Securities in one or more offerings. The Securities to be sold pursuant to this registration statement may have a total aggregate value of up to US$20,000,000. This prospectus does not contain all of the information included in the registration statement. You should refer to the registration statement including the exhibits before making a decision to purchase any securities described in this prospectus.

The information in this prospectus is accurate as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor the sale of any securities described in this prospectus means that information contained in this prospectus is correct after the date of this prospectus or as of any other date. We will provide a prospectus supplement each time we sell any securities described in this prospectus and you should read both this prospectus and the prospectus supplement, together with any information incorporated by reference, before making an investment decision.

A prospectus supplement may provide updated, changed or additional information to the information contained in this prospectus. You should rely on the information contained in the prospectus supplement to the extent there is any conflict between the information contained in this prospectus and the prospectus supplement. Any statement in a prospectus supplement or any document incorporated by reference with a later date will supersede or modify an earlier statement in any document with an earlier date. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

You may access the registration statement, exhibits and other reports we file with the SEC on the SEC’s website. More information regarding how you can access this and other information is included under the heading “Where You Can Find Additional Information.”

Unless otherwise indicated or the context implies otherwise:

•	“we,” “us,” “our” or “Benitec” refers to Benitec Biopharma Limited and its subsidiaries;

•	“shares” or “ordinary shares” refers to our ordinary shares;

•	“ADSs” refers to American Depositary Shares, each of which represents 20 ordinary shares; and

•	“ADRs” refers to American Depositary Receipts, which evidence the ADSs.

Unless otherwise noted, all other financial and other data related to Benitec in this prospectus is presented in Australian dollars. All references to “A$” in this prospectus mean Australian dollars. All references to “$” or “US$” in this prospectus mean U.S. dollars unless the context otherwise requires.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference may contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

•	our plans to develop and potentially commercialize our product candidates;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	the timing of expected regulatory filings;

•	the development of novel adeno-associated virus, or AAV, vectors;

•	expectations about the plans of licensees of our technology;

•	the clinical utility and potential attributes and benefits of DNA-directed RNA interference, or ddRNAi;

•	potential future out-licenses and collaborations;

•	our expectations regarding expenses, ongoing losses, future revenue and capital needs;

•	our use of proceeds from any offering made pursuant to this prospectus;

•	the length of time over which we expect our cash and cash equivalents to be sufficient; and

•	our intellectual property position and the duration of our patent portfolio.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any prospectus supplement, any free writing prospectus, or any document incorporated by reference, that prospectus supplement, free writing prospectus or document. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors”, elsewhere in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and incorporated by reference. This summary does not contain all of the information that you should consider before investing in the Securities. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and all information incorporated by reference, including our Annual Report on Form 20-F and the accompanying historical consolidated financial statements and the related notes to those financial statements.

Overview

We are a biotechnology company developing a novel, proprietary therapeutic technology platform that combines gene silencing and gene therapy with a goal of providing sustained, long-lasting silencing of disease-causing genes from a single administration. We are using our technology, called DNA-directed RNA interference, or ddRNAi, to develop our pipeline of product candidates for the treatment of several chronic and life-threatening human diseases, such as hepatitis B, age-related macular degeneration (or AMD), Head and Neck Squamous Cell Carcinoma (or HNSCC) and oculopharyngeal muscular dystrophy (or OPMD). By combining the specificity and gene silencing effect of RNA interference with gene therapy, we believe ddRNAi has the potential to produce long-lasting silencing of disease-causing genes from a single administration, which could eliminate the requirement for patient compliance to take regular doses of medicine for long-term management of their disease. As part of our strategic relationship with Nant Capital, LLC (Nant Capital) and its affiliates, we are developing a clinical stage product candidate using antisense RNA technology for the treatment of HNSCC. Together with Nant Capital and its affiliates, we also intend to develop a ddRNAi product candidate to treat pathologies relating to HNSCC. We will require additional financing to progress our product candidates through to key inflection points. In addition, we have licensed our ddRNAi technology to other biopharmaceutical companies whose pipeline programs are progressing towards, or are in, clinical development for applications including HIV/AIDS, retinitis pigmentosa, Huntington’s disease, cancer immunotherapy and intractable neuropathic pain.

Our objective is to become the leader in discovering, developing, clinically validating and commercializing ddRNAi-based therapeutics for a range of human diseases with high unmet clinical need or large patient populations and, as a result, provide a better life for patients with these diseases.

Oculopharyngeal Muscular Dystrophy – recent developments

Results of the initial pre-clinical efficacy studies of our OPMD product candidate were published in April 2017 in Nature Communications, an open access scientific journal published by the Nature Publishing Group. OPMD, a rare, slow-progressing, muscle-wasting disease caused by mutation in the poly(A)-binding protein nuclear 1 (PABPN1) gene, is characterized by eyelid dropping, swallowing difficulties and proximal limb weakness. We believe the key results from these studies demonstrate that a DNA-directed RNA interference approach to ‘silence and replace’ the mutant PABPN1 protein has the potential to correct certain key clinical features of OPMD, including progressive atrophy and muscle weakness associated with nuclear aggregates of insoluble PABPN1. These data were generated in the A17 mouse model that expresses the mutant PABPN1 gene and mimics some important features of human OPMD patients. These findings were important in our product candidate for OPMD, BB-301, receiving an Orphan Drug Designation in the European Union in January 2017.

Age-Related Macular Degeneration – recent developments

In February 2017, we presented results at the Association for Research in Vision and Ophthalmology Asia conference that we believe demonstrated enhanced transduction of ocular tissues using one of the AAV capsids we developed in collaboration with 4D Molecular Therapeutics. We are currently testing three additional capsid variants and, depending on the results of those studies, expect to progress the development of this product candidate to efficacy studies in non-human primates. The ability to deliver therapeutically relevant concentrations of drugs into the appropriate diseased tissues can be a key challenge for many drug development programs. Our ddRNAi treatment to target AMD is our first therapeutic program in the eye. Assuming that this program is successful, we believe a number of ocular diseases beyond AMD, including retinal diseases with high unmet medical need, could be targeted by ddRNAi therapeutics using these viral vectors as a key component in that platform.

Hepatitis B – recent developments

In December 2016, we released data from an in vivo study in a chimeric mouse model using a single administration of our clinical candidates (BB-101, BB-102 and BB-103) with a daily dosing regimen of an antiviral agent. We believe the key findings of this study demonstrate sustained suppression of hepatitis B in an in vivo model when paired with current standard of care agents used to treat the disease. We believe the impact on the viral burden in this model of hepatitis B infection supports the progression of our lead candidate, BB-103, towards clinical trials.

Strategic Relationship with Nant Capital, LLC

Beginning in October 2016, Benitec entered into a strategic engagement with Nant Capital and its affiliates that involves a scientific collaboration as well as an equity investment by Nant Capital into Benitec. As long as Nant Capital holds at least 10% of the issued shares of Benitec, Benitec must use its reasonable endeavors to procure that its board of directors supports the election of one nominee of Nant Capital at its next annual meeting of shareholders.

In January 2017, Benitec and Nant Capital entered into a collaboration agreement pursuant to which we will manage the development of a clinical stage asset (BB-401) designed to treat HNSCC using a gene silencing approach that targets the epidermal growth factor receptor. The collaboration also contemplates the development of a compound utilizing Benitec’s ddRNAi gene silencing platform to target a related family of therapeutic candidates underlying the core pathophysiology of HNSCC.

Under an exclusive sublicense agreement, NantWorks, LLC, an affiliate of Nant Capital, sublicenses to Benitec certain intellectual property obtained under a license agreement with the University of Pittsburgh pertaining to a therapeutic vector for the treatment of cancers with epidermal growth factor receptor over-expression. Pursuant to the exclusive sublicense agreement, Benitec is required to pay license fees of up to US$50,000 annually and additional fees upon achievement of certain milestones and sales, milestone payments and royalties.

As part of the strategic engagement, Benitec issued an aggregate of 58,611,638 ordinary shares to Nant Capital in private placements in October 2016 and March 2017 for aggregate consideration of A$8.1 million, resulting in Nant Capital holding 28.57% of Benitec’s total issued capital. The research and collaboration agreement requires Benitec to use at least A$5.4 million of the proceeds from these private placements to fund the development of technology sublicensed from NantWorks, LLC and Nant Capital will have a controlling vote on the committee that directs and oversees such development until those funds have been expended. We expect to use the remaining funds from those private placements to develop our existing product candidates.

Corporate Information

Benitec Biopharma Limited was incorporated under the laws of Australia in 1995 and has been listed on the Australian Securities Exchange, or ASX, since 1997.

Our headquarters are located at 99 Mount Street, Suite 1201, North Sydney, New South Wales, 2060 Australia. Our telephone number is +61 2 9555 6986. Our website address is www.benitec.com. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part. Our agent for service of process in the United States is Tacere Therapeutics, Inc., 3940 Trust Way, Hayward, CA 94545.

RISK FACTORS

Investment in the Securities involves significant risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2016, as filed with the SEC, and all other information contained in incorporated by reference in this prospectus and any prospectus supplement or related free writing prospectus before you decide to invest in the Securities. If any such risks actually occurs, then our business, prospects, financial condition, results of operations and cash flow could be materially and adversely affected, thus potentially causing the trading price of any or all of our securities to decline and you could lose all or part of your investment.

Such risks are not exclusive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the Securities for general corporate purposes and to advance our product candidates. We may also use a portion of the net process towards the possible acquisition of, or investment in, complementary technologies and businesses. Proceeds may also be used at our discretion for specific purposes described in any prospectus supplement.

Pending these uses, we intend to invest the net proceeds from this offering primarily in bank deposits.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we may have upon completion of an offering or offerings. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information on our consolidated capitalization.

PRICE HISTORY OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES

NASDAQ Capital Market

Since August 18, 2015, our ordinary shares in the form of ADSs have been trading on The NASDAQ Capital Market under the symbol “BNTC”. The following table sets forth the high and low market prices for our ADSs for the periods indicated as reported on The NASDAQ Capital Market. All prices are in U.S. dollars.

	US$ High	US$ Low
ADSs
Fiscal year ended
June 30, 2016	$9.00	$1.22
Fiscal year ended June 30, 2016
First quarter (ended September 30, 2015)	$9.00	$6.00
Second quarter (ended December 31, 2015)	$7.30	$3.95
Third quarter (ended March 31, 2016)	$4.34	$1.22
Fourth quarter (ended June 30, 2016)	$1.90	$1.22
Fiscal year ending June 30, 2017
First quarter (ended September 30, 2016)	$2.06	$1.20
Second quarter (ended December 31, 2016)	$1.86	$1.30
Third quarter (ended March 31, 2017)	$4.44	$1.39
Fourth quarter (through May 31, 2017)	$5.48	$2.16
Recent months
December 2016	$1.61	$1.30
January 2017	$4.40	$1.39
February 2017	$4.44	$1.55
March 2017	$3.05	$2.24
April 2017	$5.48	$2.42
May 2017	$3.16	$2.16

Australian Securities Exchange

The following table presents, for the periods indicated, the high and low market prices for our ordinary shares reported on the ASX, under the symbol BLT. All prices are in Australian dollars.

	A$ High		A$ Low
Annual:
Fiscal year ended June 30,
2012	0.75	(1)	0.25	(1)
2013	0.50	(1)	0.25	(1)
2014	2.38		0.28
2015	1.32		0.52
2016	1.00		0.09
Quarterly:
Fiscal year ended June 30, 2015
First quarter (ended September 30, 2014)	1.32		0.87
Second quarter (ended December 31, 2014)	1.06		0.52
Third quarter (ended March 31, 2015)	1.08		0.71
Fourth quarter (ended June 30, 2015)	0.89		0.67
Fiscal year ended June 30, 2016
First quarter (ended September 30, 2015)	1.00		0.44
Second quarter (ended December 31, 2015)	0.56		0.27
Third quarter (ended March 31, 2016)	0.32		0.10
Fourth quarter (ended June 30, 2016)	0.12		0.09
Fiscal year ended June 30, 2017
First quarter (ended September 30, 2016)	0.16		0.08
Second quarter (ended December 31, 2016)	0.13		0.09
Third quarter (ended March 31, 2017)	0.21		0.10
Fourth quarter (through May 31, 2017)	0.28		0.14
Most Recent Six Months:
December 2016	0.13		0.09
January 2017	0.19		0.10
February 2017	0.21		0.11
March 2017	0.20		0.15
April 2017	0.28		0.18
May 2017	0.19		0.14

(1)	Takes into account a 25:1 share consolidation that became effective in July 2013.

DESCRIPTION OF SHARE CAPITAL

General

Benitec is a public company limited by shares registered under the Corporations Act by the Australian Securities and Investments Commission, or ASIC. Our corporate affairs are principally governed by our Constitution, the Corporations Act and the ASX Listing Rules. Our ordinary shares trade on the ASX and our ADSs trade on The NASDAQ Capital Market.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law and as further discussed under the section titled “Our Constitution” below.

Subject to restrictions on the issue of securities under our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the ASX Listing Rules, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Changes to Our Share Capital

As of March 31, 2017, we had (i) 205,140,734 ordinary shares outstanding and (ii) 34,470,203 outstanding options and warrants to purchase an aggregate of 34,470,203 ordinary shares.

Since July 1, 2013, the following changes have been made to our ordinary share capital:

1.	On July 23, 2013, we issued 27,229,089 ordinary shares as part of a private placement at A$0.275 per share to institutional and professional investors outside the United States.

2.	On July 23, 2013, we issued 400,000 ordinary shares at A$0.325 per share to directors resident outside the United States. Participants in the placement received two free unlisted options for every five shares subscribed for in the placement and we therefore also issued 160,000 unlisted options with an exercise price of A$0.013 per share.

3.	On August 6, 2013, we issued 10,254,696 ordinary shares at A$0.275 per share to shareholders resident in Australia or New Zealand under a share purchase plan.

4.	On October 30, 2013, we issued 955,002 ordinary shares to the vendors of Tacere Therapeutics, Inc. as part of the consideration under an acquisition agreement. The consideration was A$350,000.

5.	On February 28, 2014, we issued 14,717,995 ordinary shares and 6,623,098 unlisted options, as the first tranche of a private placement transacted over two tranches to institutional investors in Australia and the United States. Consideration received from the issue of the ordinary shares was A$15,748,255.

6.	On April 15, 2014, we issued 14,717,999 ordinary shares and 6,623,105 unlisted options, as the second tranche of a private placement transacted over two tranches to institutional investors in Australia and the United States. Consideration received from the issue of the ordinary shares was A$15,748,259.

7.	On August 18, 2015, we issued 30,000,000 ordinary shares (in the form of American Depositary Shares) and warrants to purchase 11,500,000 ordinary shares as part of our initial public offering in the United States. Consideration received from the issue of the ordinary shares and warrants was approximately US$13,820,000, before deducting underwriting discount and commissions and expenses.

8.	On October 24, 2016, we issued 29,305,819 ordinary shares to Nant Capital, LLC in a private placement at A$0.0895 per share.

9.	On March 13, 2017, we issued 29,305,819 ordinary shares to Nant Capital, LLC in a private placement at A$0.1859 per share.

In addition, we issued the following ordinary shares upon exercise of options (excluding the warrants discussed in the immediately preceding paragraph) over the past three fiscal years:

•	no ordinary shares in fiscal 2016;

•	982,767 ordinary shares in fiscal 2015; and

•	547,088 ordinary shares in fiscal 2014.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Benitec. Our Constitution is subject to the terms of the ASX Listing Rules and the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.

Interested Directors

A director may not vote in respect of any contract or arrangement in which the director has, directly or indirectly, any material interest according to our Constitution. Such director must not be counted in a quorum, must not vote on the matter and must not be present at the meeting while the matter is being considered. However, that director may execute or otherwise act in respect of that contract or arrangement notwithstanding any material personal interest.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered. In addition, the Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors.

Directors’ Compensation

Our directors are paid remuneration for their services as directors (but excluding any remuneration payable to a director under any executive services contract with us or one of our related bodies corporate) which is determined in a general meeting of shareholders. The aggregate, fixed sum for directors’ remuneration is to be divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. The fixed sum remuneration for directors may not be increased except at a general meeting of shareholders and the particulars of the proposed increase are required to have been provided to shareholders in the notice convening the meeting. In addition, executive directors may be paid remuneration as employees of Benitec.

Fees payable to our non-executive directors must be by way of a fixed sum and not by way of a commission on or a percentage of profits or operating revenue. Remuneration paid to our executive directors must also not include a commission or percentage of operating revenue.

Pursuant to our Constitution, any director who performs services that in the opinion of our board of directors, are outside the scope of the ordinary duties of a director may be paid extra remuneration, which is determined by our board of directors.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us for reasonable travel accommodation and other expenses incurred by the directors in attending general meetings, board meetings, committee meetings or otherwise in connection with our business.

In addition, in accordance with our Constitution, a director may be paid a retirement benefit as determined by our board of directors subject to the limits set out in the Corporations Act and the ASX Listing Rules which broadly restrict our ability to pay our officers a termination benefit in the event of a change of control of Benitec or our subsidiaries as well as impose requirements for shareholder approval to be obtained to pay certain retirement benefits to our officers.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, one-third of our directors, other than the managing director, must retire from office at every annual general meeting. If the number of directors is not a multiple of three, then the number nearest, to but not exceeding, one-third must retire from office. The directors who retire in this manner are required to be the directors or director longest in office since last being elected. A director, other than the director who is the Chief Executive Officer, must retire from office at the conclusion of the third annual general meeting after which the director was elected. Retired directors are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights and Restrictions on Classes of Shares

The rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act and the ASX Listing Rules, any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve. Currently, our outstanding share capital consists of only one class of ordinary shares.

Dividend Rights

Our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution.

Voting Rights

Under our Constitution, and subject to any voting exclusions imposed under the ASX Listing Rules (which typically exclude parties from voting on resolutions in which they have an interest), the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent.

Right To Share in Our Profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate in a surplus in the event of our liquidation, subject to the rights attaching to a class of shares.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution, any preference shares may be issued on the terms that they are, or may at our option be, liable to be redeemed.

Variation or Cancellation of Share Rights

Subject to the terms of issue of shares of that class, the rights attached to shares in a class of shares may only be varied or cancelled by a special resolution of Benitec, together with either:

•	a special resolution passed by members holding shares in the class; or

•	the written consent of members with at least 75% of the shares in the class.

Directors May Make Calls

Our Constitution provides that subject to the terms on which the shares have been issued directors may make calls on a shareholder for amounts unpaid on shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment. Shares represented by the ADSs issued in this offering will be fully paid and will not be subject to calls by directors.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting or at least 100 shareholders who are entitled to vote at the general meeting. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975, or the FATA, which generally applies to acquisitions or proposed acquisitions:

•	by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 15% or more of the issued shares of, or control of 15% or more of the voting power in, an Australian company; and

•	by non-associated foreign persons that would result in such foreign person having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company, where the Australian company is valued above the monetary threshold prescribed by FATA.

However, no such review or approval under the FATA is required if the foreign acquirer is a U.S. entity and the value of the target is less than A$1,094 million.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may order the divestiture of such person’s shares or interest in shares in that Australian company.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us and the ASX once it, together with its associates, acquires a 5% interest in our ordinary shares, at which point the shareholder will be considered to be a “substantial” shareholder. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its holding of our ordinary shares, and must also notify us and the ASX on its ceasing to be a “substantial” shareholder. U.S. shareholders who own more than 5% of our ordinary shares (either directly or through the ADSs) are also subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of listed Australian public companies, such as Benitec, are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s voting power in Benitec increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

•	is the holder of the securities;

•	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

•	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

•	has entered or enters into an agreement with another person with respect to the securities;

•	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

•	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

•	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised;

the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

•	when the acquisition results from the acceptance of an offer under a formal takeover bid;

•	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;

•	when shareholders of Benitec approve the takeover by resolution passed at general meeting;

•	an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Benitec of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Benitec more than three percentage points higher than they had six months before the acquisition;

•	when the acquisition results from the issue of securities under a rights issue;

•	when the acquisition results from the issue of securities under dividend reinvestment schemes;

•	when the acquisition results from the issue of securities under underwriting arrangements;

•	when the acquisition results from the issue of securities through operation of law;

•	an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a financial market approved by ASIC;

•	an acquisition arising from an auction of forfeited shares conducted on-market; or

•	an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. ASIC and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers on the payment of a prescribed fee. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS may also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly or indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which summarizes certain terms of your ADSs. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent reasonably practicable and permitted under law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for such rights.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf all in accordance with your instructions. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing shares purchased upon exercise of rights. For example, you may not be able to trade such ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another legal, fair and practical method. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by you at the office of the custodian. In the alternative, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to you a statement confirming that you are the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you upon our request. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date established by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares underlying the ADSs. However, you may not know about the meeting with a sufficient amount of advance notice to withdraw the shares.

The depositary will attempt, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the shares or other deposited securities represented by your ADSs as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay the depositary:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to you that are obligated to pay those fees.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from you, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•   Reclassify, split up or consolidate any of the deposited securities

•   Distribute securities in respect of deposited shares that are not distributed to you

•   Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement (but nothing else):

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited;

•	the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary has agreed to limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time, if it thinks it is reasonably appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Interests

We may from time to time request ADS holders to provide information as to the capacity in they own or owned ADSs and regarding the identity of any other persons then or previously interested in such ADSs and the nature of such interest. Each ADS holder agrees to provide any information of that kind that is requested by us or the depositary. To the extent that provisions of or governing the deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of deposited securities, other shares and other securities to us or other persons and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the depositary has agreed to use its reasonable efforts to comply with our written instructions in respect of any such enforcement or limitation.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares represented by ADSs in one or more series, together with other securities or separately, as described in the applicable prospectus supplement. A general description of terms and provisions of the warrants we may offer is included below. A prospectus supplement and warrant agreement will contain specific terms of any warrants.

The prospectus supplement relating to any warrants will contain, as applicable, the following:

•	the designation, amount and terms of the securities purchasable on exercise of the warrants;

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants, if applicable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms;

•	any material U.S. federal or Australian income tax consequences;

•	the identity of the warrant agent and of any other depositaries, paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the date from and after which the warrants and the ordinary shares will be separately transferable, if applicable;

•	the minimum or maximum amount of the warrants that may be exercised at any time, if applicable;

•	any information with respect to book-entry procedures;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions of the warrants; and

•	any additional terms of the warrants, including procedures and limitations with regard to the exercise and exchange of the warrants.

DESCRIPTION OF PREFERENCE SHARES

Subject to any limitations under the listing rules of the ASX, our board of directors may issue preference shares with any preferential rights, privileges or conditions. The rights and restrictions attaching to any preference shares issued by Benitec must be set out in our Constitution or in a special resolution of shareholders. Our Constitution does not limit the amount of preference shares that we may issue.

We do not have any preference shares outstanding as of the date of this prospectus. In the future we may issue preference shares that could be converted into ordinary shares. A prospectus supplement will contain and describe the material terms of any preference shares that we offer to the public in the United States, along with any material U.S. federal or Australian income tax considerations relating to the offer of such preference shares.

Consistent with the listing rules of the ASX, any preference shares issued by Benitec must confer on the holders of those preference shares:

•	the same rights as holders of ordinary shares to receive notices, reports and audited accounts and to attend general meetings of Benitec;

•	the right to vote in each of the following circumstances and in no others: (i) in a period during which a dividend for the share is in arrears; (ii) on a proposal to reduce our share capital; (iii) on a resolution to approve the terms of a buy-back agreement; (iv) on a proposal that affects rights attached to the shares; (v) on a proposal to wind up Benitec; (vi) on a proposal for the disposal of the whole of Benitec’s property, business and undertaking; (vii) during the winding up of Benitec; (viii) subject to the listing rules of the ASX and NASDAQ, in any additional circumstances specified in the terms of issue of such preference shares by Benitec relating to the shares upon issuance;

•	a dividend in preference to holders of ordinary shares; and

•	a return of capital in preference to holders of ordinary shares if Benitec were to be wound up.

The listing rules of the ASX impose certain limitations on the issuance of preference shares by companies such as Benitec that are listed on ASX, including:

•	any dividends on preference shares must be at a commercial rate; and

•	any anti-dilution rights must be limited to the right to adjust the number of ordinary shares into which preference shares convert in the event of a share split or consolidation (i.e., reverse stock split), a bonus or entitlement issue (e.g., stock dividend), or other capital reconstruction.

Further, the Corporations Act places certain limitations on payment of dividends, including preferred dividends. In particular, dividends cannot be paid out of capital. A right to receive dividends on a preference share may be expressed to be cumulative where it cannot be paid due to legal limitations.

PLAN OF DISTRIBUTION

We may sell the Securities in any one or more of the following ways from time to time, including any combination thereof:

•	to or through underwriters;

•	to or through dealers;

•	to our shareholders under a rights entitlement offering;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of our Securities will set forth the terms of such offering, including:

•	the type of Securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of the Securities underwritten or purchased by each of them;

•	the purchase price of the offered Securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial offering price;

•	any discounts or concessions allowed or reallowed to be paid to dealers; and

•	any securities exchanges on which the offered Securities may be listed.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (FINRA), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the Securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the Securities. If underwriters are utilized in the sale of the Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of the Securities will be obligated to purchase all of those Securities if they purchase any of those Securities.

We may grant to the underwriters options to purchase additional Securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those Securities.

If a dealer is utilized in the sale of the Securities in respect of which this prospectus is delivered, we will sell those Securities to the dealer as principal. The dealer may then resell those Securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase the Securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

Offers to purchase the Securities may be solicited directly by us and the sale of those Securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those Securities. The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase Securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the Securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the Securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of the Securities, persons participating in the offering, such as any underwriters, may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities, and syndicate short positions involve the sale by underwriters of a greater number of Securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by the syndicate if the Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If Securities are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering. A rights entitlement offering conducted under applicable Australian rules and regulations is a pro rata offering of additional securities to all our eligible shareholders, as at a specified future record date. Under applicable ASX Listing Rules, shareholder approval is not required for a pro rata rights entitlement offering nor is the issuance of securities to an underwriter of any securities not taken up by the eligible shareholders under such an offering.

EXPENSES

Set forth below is an itemization of the estimated expenses currently expected to be incurred in connection with the issuance and distribution of the Securities. The amounts in the table below are estimates, with the exception of the SEC registration fee. Additional expenses relating to offerings of particular Securities are not included in the table below. Each prospectus supplement describing an offering of Securities will provide estimated expenses related to the Securities offered under that prospectus supplement.

SEC registration fee	US$	2,318
Legal fees and expenses		35,000
Accounting fees and expenses		10,000
Printing expenses		5,000
Other miscellaneous fees and expenses		2,000

Total	US$	54,318

LEGAL MATTERS

The validity of the Securities and certain other legal matters will be passed upon for us by Baker & McKenzie, our Australian and US counsel.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton Audit Pty Ltd., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon our non-U.S. resident directors or on us;

•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

The disclosure in this section is not based on the opinion of counsel.

We have appointed Tacere Therapeutics, Inc., our wholly owned U.S. subsidiary, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means we are able to disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus and should be read carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

•	our Annual Report on Form 20-F for the fiscal year ended June 30, 2016 (filed on October 28, 2016);

•	any annual report on Form 20-F filed with the SEC after the date of this prospectus;

•	our Current Report on Form 6-K, furnished to the SEC on February 23, 2017, relating to our half yearly report for the half year ended December 31, 2016;

•	any half yearly report on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering of Securities; and

•	any other Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus and any prospectus supplement. You should rely only on the information provided by and incorporated by reference to this prospectus and any prospectus supplement.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Benitec Biopharma Limited, 99 Mount Street, Suite 1201, North Sydney, NSW 2060 Australia, Attention Company Secretary, telephone +61 2 9555 6986.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement, its exhibits and the documents incorporated by reference for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ending June 30, 2016 has been filed with the SEC and an annual report on Form-20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We will also be subject to the informational requirements of the ASX. Our public filings with the ASX are electronically available from the ASX website (www.asx.com.au).

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Benitec, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Benitec Biopharma Limited

772,201 American Depositary Shares

Representing 15,444,020 Ordinary Shares

Prospectus Supplement

May 1, 2018